                                                                        ANNEX II


                              AMENDED AND RESTATED
                             AGREEMENT OF TRANSFER
                                      AND
                                PLAN OF EXCHANGE
                                 BY AND BETWEEN
                               PRICE/COSTCO, INC.
                                      AND
                            PRICE ENTERPRISES, INC.
                         DATED AS OF NOVEMBER 14, 1994

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                           ---------
ARTICLE I          CERTAIN DEFINITIONS...................................................................       II-4

ARTICLE II         TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES.........................................       II-9
Section 2.1        Transactions Occurring Prior to the Transfer Closing Date.............................       II-9
Section 2.2        Conveyance of Transferred Assets......................................................      II-10
Section 2.3        Consideration for Transfer............................................................      II-10
Section 2.4        Time and Place of the Transfer Closing................................................      II-10
Section 2.5        Deliveries at the Transfer Closing....................................................      II-10
Section 2.6        Conveyance of Mexico Assets...........................................................      II-11
ARTICLE III        THE EXCHANGE OFFER; THE DISTRIBUTION..................................................      II-11
Section 3.1        Commencement of the Exchange Offer....................................................      II-11
Section 3.2        Term of Exchange Offer................................................................      II-11
Section 3.3        The Distribution......................................................................      II-11
ARTICLE IV         THE CLOSING...........................................................................      II-12
Section 4.1        Closing...............................................................................      II-12
Section 4.2        Actions to be taken at the Closing....................................................      II-13
ARTICLE V          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................      II-13
Section 5.1        Title to Property.....................................................................      II-13
Section 5.2        Brokers and Finders...................................................................      II-13
Section 5.3        No Other Representations or Warranties................................................      II-13
ARTICLE VI         ADDITIONAL MATTERS RELATED TO THE TRANSFER AND THE EXCHANGE OFFER.....................      II-14
Section 6.1        Certain Committees....................................................................      II-14
Section 6.2        Certificate of Incorporation and Bylaws of Newco......................................      II-14
Section 6.3        Amendment of Bylaws of the Company....................................................      II-14
Section 6.4        Board of Directors of Newco...........................................................      II-14
Section 6.5        Board of Directors of the Company.....................................................      II-15
Section 6.6        Agreement Not to Compete..............................................................      II-15
Section 6.7        Continuance of Existing Indemnification Rights........................................      II-16
Section 6.8        [Intentionally omitted]
Section 6.9        [Intentionally omitted]
Section 6.10       Certain Advances by the Company to Newco..............................................      II-16
Section 6.11       Expenses..............................................................................      II-16
Section 6.12       Further Assurances....................................................................      II-16
Section 6.13       Access................................................................................      II-16
Section 6.14       Apportionment.........................................................................      II-17
Section 6.15       Consents..............................................................................      II-17
Section 6.16       Filings...............................................................................      II-17
Section 6.17       Standstill Agreements.................................................................      II-17
Section 6.18       Certain Matters with Respect to City Notes............................................      II-17
Section 6.19       Certain Insurance Proceeds............................................................      II-17
Section 6.20       Certain Real Estate Matters...........................................................      II-18
ARTICLE VII        EMPLOYEE MATTERS......................................................................      II-18
Section 7.1        Employees.............................................................................      II-18
Section 7.2        Company Plans.........................................................................      II-19
Section 7.3        Welfare Plans; Certain Other Plans....................................................      II-19

                                                                                                             PAGE
                                                                                                           ---------
Section 7.4        Employee Stock Options................................................................      II-20
Section 7.5        Severance Pay.........................................................................      II-21
Section 7.6        Seniority.............................................................................      II-21
Section 7.7        Administrative Services...............................................................      II-21
Section 7.8        Membership Privileges.................................................................      II-21

ARTICLE VIII       [Intentionally omitted]
ARTICLE IX         INDEMNIFICATION.......................................................................      II-21
Section 9.1        Indemnification.......................................................................      II-21
Section 9.2        Procedures Relating to Indemnification................................................      II-23
ARTICLE X          MISCELLANEOUS.........................................................................      II-24
Section 10.1       Amendment and Modification............................................................      II-24
Section 10.2       Waiver of Compliance..................................................................      II-24
Section 10.3       Arbitration...........................................................................      II-24
Section 10.4       Notices...............................................................................      II-25
Section 10.5       Assignment............................................................................      II-25
Section 10.6       Interpretation........................................................................      II-26
Section 10.7       Governing Law.........................................................................      II-26
Section 10.8       Counterparts..........................................................................      II-26
Section 10.9       Third Parties.........................................................................      II-26
Section 10.10      Complete Agreement....................................................................      II-26
Section 10.11      Severability..........................................................................      II-26

    AMENDED AND RESTATED AGREEMENT OF TRANSFER AND PLAN OF EXCHANGE, dated as of November 14, 1994, between Price/Costco, Inc., a Delaware corporation (the "Company"), and Price Enterprises, Inc., a Delaware corporation ("Newco").



    WHEREAS, on July 28, 1994, the Board of Directors of the Company considered and approved a restructuring of the Company (the "Transaction") whereby, among other things, subject to the terms and conditions hereof (i) the Company will transfer or cause to be transferred to Newco certain assets in exchange for 27 million shares of common stock, par value $.0001 per share, of Newco ("Newco Common Stock") and the assumption by Newco of certain liabilities related to such transferred assets; (ii) the Company will distribute such shares of Newco Common Stock to the stockholders of the Company by means of an exchange offer and/or a pro rata distribution; (iii) the Company may sell certain shares of Newco Common Stock to Newco; and (iv) the Company will make certain advances to Newco to enable Newco to conduct its business and operations as a stand-alone company (subject to repayment of such advances, as set forth herein);


    WHEREAS, Newco desires to acquire the assets comprising the business and operations of the Company and certain of its subsidiaries relating to the development of certain real estate (and certain real estate activities incident thereto) as well as certain other assets relating to certain other businesses and operations, as set forth herein;

    WHEREAS, Newco is willing to issue such shares of Newco Common Stock and to assume such liabilities in exchange for such transferred assets and to take such other actions as set forth herein;

    WHEREAS, the Company and Newco are willing to indemnify each other against certain liabilities, as set forth herein;

    WHEREAS, as part of the Transaction, the Company intends to offer to each of its stockholders the right to exchange one share of common stock of the Company, par value $.01 per share ("Company Common Stock"), for one share of Newco Common Stock;

    WHEREAS, if less than 21.6 million shares of Company Common Stock are exchanged for shares of Newco Common Stock, the Company shall distribute to holders of Company Common Stock all the remaining shares of Newco Common Stock held by the Company on a pro rata basis;

    WHEREAS, if at least 21.6 million shares of Company Common Stock, but less than 27 million shares are so exchanged, the Company shall, at its option, either (i) distribute the remaining shares of Newco Common Stock held by the Company, as set forth above or (ii) sell such shares to Newco in exchange for a promissory note; and


    WHEREAS, the Company and Newco have previously entered into an Agreement of Transfer and Plan of Exchange dated July 28, 1994, providing for the foregoing, and the parties now wish to provide for certain amendments and modifications to such Agreement of Transfer and Plan of Exchange.



    NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree that the aforementioned Agreement of Transfer and Plan of Exchange shall be amended and restated in its entirety as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

    For the purposes of this Agreement, the following terms shall have the following meanings:

    Section 1.1 "Additional Agreements" shall mean the Advance Agreement, the Leases, the Office Lease, the Operating Agreements, the Reciprocal Easement Agreements, the Stockholders' Agreements and the Tax Allocation Agreements.

    Section 1.2  "Advance Agreement" shall have the meaning set forth in Section
6.11 hereof.

    Section 1.3 "Agreement" shall mean this Amended and Restated Agreement of Transfer and Plan of Exchange.


    Section 1.4 "Assets" shall mean properties (including personal property), assets, Contracts, rights and entitlements.

    Section 1.5 "Assumed Construction Costs" shall mean all costs to complete construction of the Commercial Properties, as set forth on Schedule 1.14 hereto.

    Section 1.6 "Assumed Liabilities" shall mean (i) all Liabilities of the Company and its subsidiaries relating to or arising out of the Transferred Assets and which arise out of events occurring at or after the Transfer Closing Date; (ii) the Environmental Liabilities; and (iii) the Assumed Construction Costs.

    Section  1.7   "Atlas  Note"  shall mean  the  note receivable  described on
Schedule 1.7 hereto.

    Section 1.8   "City  Notes" shall  mean the  notes receivable  described  on
Schedule 1.8 hereto.

    Section 1.9 "Closing" shall have the meaning set forth in Section 4.1 hereof.

    Section 1.10 "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

    Section 1.11 "Club Business" shall mean any merchandising activity utilizing 70,000 square feet or more in a single location, operated with membership and selling food and non-food items through a central checkout.

    Section 1.12 "CMI Stock" shall have the meaning set forth in Section 1.32 hereof.

    Section 1.13 "Code" shall mean the Internal Revenue Code of 1986, as amended.


    Section  1.13A__"Comercial  Mexicana"  shall  mean  Controladora   Comercial
Mexicana, S.A., de C.V., a corporation organized under the laws of Mexico.


    Section 1.14 "Commercial Properties" shall mean the commercial real estate listed on Schedule 1.14 hereto.

    Section 1.15 "Company" shall have the meaning set forth in the introductory clause hereto.

    Section 1.16 "Company Common Stock" shall have the meaning set forth in the introductory clauses hereto.

    Section 1.17 "Company Executive Committee" shall have the meaning set forth in Section 6.1 hereof.

    Section 1.18  "Company Option" shall  have the meaning set forth in  Section
7.4 hereof.

    Section  1.19  "Company  Option Plans" shall  have the meaning  set forth in
Section 7.4 hereof.

    Section 1.20 "Company Plans" shall mean each "employee pension benefit plan," as such term is defined in section 3(2) of ERISA, maintained or contributed to by the Company.

    Section 1.21  "Company  Welfare Plans" shall have  the meaning set forth  in
Section 7.3 hereof.

    Section  1.22   "Contract" shall  mean any  contract, agreement, commitment,
indenture,  lease,  note,   bond,  mortgage,  license,   plan,  arrangement   or
understanding.

    Section 1.23 "Costco Designees" shall have the meaning set forth in the Bylaws of the Company.

    Section 1.24 "Distribution" shall have the meaning set forth in Section 3.3 hereof.

    Section 1.25  "Distribution Record Date" shall have the meaning set forth in
Section 3.3 hereof.

    Section 1.26 "Environmental Liabilities" shall mean all Liabilities relating to or arising in respect of Materials of Environmental Concern and violations or purported violations of Environmental Laws, which relate to or arise out of the Real Properties and which arise out of events occurring prior to, at or after the Transfer Closing Date.

    Section 1.27 "Environmental Laws" shall mean all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases, or threatened releases of toxic or hazardous substances, materials or wastes, or petroleum and petroleum products ("Materials of Environmental Concern"), or otherwise relating to the generation, storage, disposal, transport or handling of Materials of Environmental Concern.

    Section 1.28 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.

    Section 1.29  "Exchange Offer" shall  have the meaning set forth in  Section
3.1 hereof.

    Section  1.30   "Finance  Committee"  shall have  the  meaning set  forth in
Section 6.2 hereof.

    Section 1.31 "Instrument of Assignment and Assumption" shall have the meaning set forth in Section 2.5 hereof.


    Section 1.32 "International Assets" shall mean (i) the right to develop a Club Business in the Specified Geographical Areas (other than Mexico); (ii) all shares of capital stock of Club Merchandising, Inc. owned, directly or indirectly, by the Company (the "CMI Stock"); (iii) all right, title and interest in and to the names "Price Club," "Price Club Costco" and "Price Costco" in each of the Specified Geographical Areas (other than Mexico, the Northern Mariana Islands (including Guam and Saipan) and the U.S. Virgin Islands); (iv) an exclusive license to use the names "Price Club" and "Price Costco" in the Northern Mariana Islands (including Guam and Saipan) and the U.S. Virgin Islands pursuant to the terms of a license agreement entered into by the Company, Price, Subsidiary Corporation #2 and Newco at the Transfer Closing: and
(v) all other noncurrent Assets of the Company and its subsidiaries (other than those included in CMI) specifically related to the conduct of business in the Specified Geographical Areas.


    Section 1.33 "Leases" shall mean agreements substantially in the form attached hereto as Exhibit A pursuant to which the Company will lease back each of the Warehouse Properties following the transfer of such properties to Newco.

    Section 1.34 "Liabilities" shall mean liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent or otherwise, and whether or not due, including without limitation all such liabilities relating to or arising in respect of Materials of Environmental Concern and violations or purported violations of Environmental Laws.

    Section 1.35 "Materials of Environmental Concern" shall have the meaning set forth in Section 1.27.


    Section 1.36 "Mexico Assets" shall mean (i) all shares of capital stock of Primex owned, directly or indirectly, by the Company; (ii) the assets listed on
Schedule 1.36 hereto (the "Scheduled Mexico Assets"); and (iii) all other noncurrent Assets of the Company and its subsidiaries specifically related to the conduct of business in the United Mexican States; PROVIDED, HOWEVER, that the term "Mexico Assets" shall not include (A) the Agreement between Price, Primex and Comercial Mexicana to Form a Corporate Joint Venture dated June 21, 1991, as amended, (B) any right, title or interest in or to the names "Price Club," "Price Club Costco" or "Price Costco" and (C) any computer software.



    Section 1:36A "Mexico Interest" shall have the meaning set forth in Section 2.6(b).


    Section 1.37 "net proceeds" shall mean the proceeds remaining from any sale after the payment of all direct costs and expenses associated with such sale, including, without limitation, all Federal, state and local income and transfer taxes payable in connection therewith.

    Section 1.38 "Newco" shall have the meaning set forth in the introductory clauses hereto.

    Section 1.39 "Newco Assets" shall mean all furniture, fixtures and equipment used by employees of the Company who will become Retained Employees and (excluding the Company's AS-400 data center) located at the San Diego Property.

    Section 1.40 "Newco Common Stock" shall have the meaning set forth in the introductory clauses hereto.

    Section  1.41  "Newco Employees" shall have the meaning set forth in Section
7.1 hereof.

    Section 1.42 "Newco Executive Committee" shall have the meaning set forth in Section 6.1 hereof.

    Section 1.43 "Newco Option" shall have the meaning set forth in Section 7.4 hereof.

    Section  1.44   "Newco  Option Plan"  shall  have the  meaning set  forth in
Section 7.4 hereof.

    Section 1.45 "Newco Plans" shall have the meaning set forth in Section 7.2 hereof.


    Section 1.46 "Northridge Mortgage" shall mean outstanding indebtedness in an original principal amount of $5,000,000 with an outstanding principal amount as of July 28, 1994 of approximately $3,500,000, which is secured by the Commercial Property located in Northridge, California (denoted as item number 6 on Schedule 1.14 hereto) and the Company's Club Business real estate located adjacent thereto.


    Section 1.47  "Note" shall have the meaning set forth in Section 3.3 hereof.

    Section 1.48   "Notes Receivable"  shall mean the  Atlas Note  and the  City
Notes.

    Section 1.49 "Office Lease" shall mean an agreement pursuant to which the Company will lease certain office space located at 4649 Morena Boulevard, San Diego, California (not to exceed the square footage currently being used by the business and operations of the Company excluding the business and operations of Newco) substantially in the form attached hereto as Exhibit A except that (i) the term thereof shall end on or about July 1997, (ii) the rent with respect thereto shall be included within the rent charged pursuant to the Warehouse Property located at Morena Boulevard, San Diego, California and (iii) such agreement shall not be assignable or subleaseable by the Company.

    Section 1.50 "Operating Agreements" shall mean agreements substantially in the forms attached hereto as Exhibits B, C and D.

    Section 1.51 "person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity.


    Section   1.51A__"Price"  shall   mean  The  Price   Company,  a  California
corporation and a wholly owned subsidiary of the Company.



    Section 1.51B__"Price Club Mexico" shall mean Price Club de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico.


    Section 1.52 "Price Designees" shall have the meaning set forth in the Bylaws of the Company.


    Section 1.52A__"Primex" shall mean Price Venture Mexico, a California corporation and a wholly owned subsidiary of Price.



    Section 1.53 "Quest Assets" shall mean (i) all of the noncurrent Assets of the Company or any of its subsidiaries specifically related to the Quest Business as currently conducted; (ii) an exclusive license to use the service mark "Price Club Quest" in the United States and throughout the world (except for the Specified Geographical Areas other than Mexico) pursuant to the terms of a license agreement entered into by the Company, Price, Subsidiary Corporation #3 and Newco at the Transfer Closing; (iii) all right, title and interest (to the extent such exists) in and to the common law interests in and to the trademark and service mark "Quest"; and (iv) the Assets listed on Schedule 1.53 hereto.


    Section 1.54 "Quest Business" shall mean all of the business and operations currently conducted by the Company or any of its subsidiaries through its Quest interactive electronic shopping business, together with Price Club Travel, Price Club Realty and the Price Club automobile advertising/referral business and as such business may be expanded from time to time; PROVIDED, HOWEVER, that any expansions into new concepts in the Company's warehouse operations shall be subject to the prior approval of the Chief Executive Officer of the Company (which approval shall not be unreasonably withheld).

    Section 1.55  "Real  Estate Committee" shall have  the meaning set forth  in
Section 6.1 hereof.

    Section 1.56 "Real Properties" shall mean the Commercial Properties, the Warehouse Properties and the San Diego Property.

    Section 1.57 "Reciprocal Easement Agreements" shall have the meaning set forth in Section 6.20 hereof.

    Section  1.58  "Registration Statement" shall  have the meaning set forth in
Section 3.1 hereof.

    Section 1.59   "Retained  Employees" shall  have the  meaning set  forth  in
Section 7.1 hereof.

    Section 1.60 "Retained Liabilities" shall mean all Liabilities of the Company and its subsidiaries relating to or arising out of (i) the Mexico Assets (other than shares of capital stock of Price Venture Mexico), the International Assets (other than the CMI Stock) and the Quest Assets, which arise out of events occurring prior to the Transfer Closing Date and (ii) the Transferred Assets which arise out of events occurring prior to the Transfer Closing Date, but excluding the Environmental Liabilities and the Assumed Construction Costs.

    Section 1.61 "San Diego Office Space" shall mean certain office space located in the San Diego Property, as described in the Lease.

    Section 1.62 "San Diego Property" shall mean the commercial real estate known as 4455 and 4649 Morena Boulevard, San Diego, California.

    Section 1.63  "Scheduled Mexico Assets" shall have the meaning set forth  in
Section 1.29 hereof.

    Section 1.64 "Securities Act" shall mean the Securities Act of 1933, as amended.

    Section 1.65  "SEC" shall mean the Securities and Exchange Commission.

    Section 1.65A "Specified Companies" shall mean Wal-Mart Stores Inc., Target Stores, Kmart Corporation, The Home Depot, Inc. and Office Depot, Inc. and each of their affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended).

    Section 1.66 "Specified Geographical Areas" shall mean Australia, New Zealand, the Northern Mariana Islands (including Guam and Saipan), the Republic of Panama, those Central American countries situated north of the Republic of Panama and south of Mexico, Mexico and those islands situated in the Western Hemisphere north of the Equator and lying within the area marked on the map attached hereto as Exhibit E (including Bermuda but excluding Puerto Rico and any portion of the United States (other than the U.S. Virgin Islands) or Canada lying within such marked area).

    Section 1.67 "Stockholders' Agreements" shall mean agreements substantially in the form attached hereto as Exhibits F, G and H.

    Section 1.68 "subsidiary" of any person shall mean any corporation or other entity of which outstanding securities having ordinary voting power to elect a majority of the board of directors of such corporation or a majority of the voting equity interest of such other entity is owned directly or indirectly by such person.

    Section 1.69 "Subsidiary Corporations" shall mean, collectively, Subsidiary Corporation #1, Subsidiary Corporation #2 and Subsidiary Corporation #3.


    Section 1.70 "Subsidiary Corporation #1" shall mean Mexico Clubs, L.L.C., a Delaware limited liability company, to which the Company shall cause to be contributed the Mexico Assets.



    Section 1.71 "Subsidiary Corporation #2" shall mean Price Global Trading, Inc., a Delaware corporation, to which the Company caused to be contributed the International Assets.



    Section 1.72 "Subsidiary Corporation #3" shall mean Price Quest, Inc., a Delaware corporation, to which the Company caused to be contributed the Quest Assets.

    Section 1.73 "Subsidiary Interests" shall mean, collectively, 51 percent of the outstanding capital stock of each of Subsidiary Corporation #2 and Subsidiary Corporation #3.


    Section 1.74 "Tax Allocation Agreements" shall mean tax allocation agreements to be entered into between the Company, on the one hand, and each of Newco and each Subsidiary Corporation, on the other, pursuant to which Newco or such Subsidiary Corporation, as the case may be, will be required to make payments to the Company in respect of its Federal, state, local and foreign income tax liabilities on and after the Transfer Closing Date, as if Newco, and its subsidiaries or such Subsidiary Corporation, as the case may be, were separate corporations for Federal income tax purposes on and after such date.


    Section 1.75  [Intentionally omitted.]


    Section  1.76   "Third  Party Claim"  shall  have the  meaning set  forth in
Section 9.2 hereof.

    Section 1.77 "Transaction" shall have the meaning set forth in the introductory clauses hereto.

    Section 1.78 "Transfer" shall have the meaning set forth in Section 2.2 hereof.


    Section 1.79 "Transferred Assets" shall mean (i) the Commercial Properties, other than any Commercial Property that is sold to a third party prior to the Transfer Closing Date (A) pursuant to an agreement in existence as of July 28, 1994 or (B) following approval of such sale by the Real Estate Committee; (ii) the net proceeds from the sale of any Commercial Property occurring prior to the actual transfer of such Commercial Property by the Company to Newco; (iii) the Warehouse Properties; (iv) the San Diego Property; (v) the Notes Receivable;
(vi) the Newco Assets; (vii) the Subsidiary Interests; (viii) the Mexico Interest; and (ix) all claims, rights, entitlements and causes of action of the Company and its Subsidiaries in respect of the Transferred Assets (other than any such claims, rights, entitlements and cause of action arising out of or relating to the Retained Liabilities).


    Section 1.80  "Transfer Closing" shall have the meaning set forth in Section
2.4 hereof.

    Section  1.81  "Transfer Closing  Date" shall have the  meaning set forth in
Section 2.4 hereof.

    Section 1.82   "Transition  Period"  shall have  the  meaning set  forth  in
Section 7.1 hereof.

    Section 1.83 "Warehouse Properties" shall mean the commercial real estate comprising the Company's warehouse club operations at Pentagon City in Arlington,Virginia; Wayne, New Jersey; Westbury, New York; and Morena Boulevard in San Diego, California (including fixtures permanently attached to such structures, but excluding inventory, furniture, trade fixtures and equipment).

                                   ARTICLE II
                 TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES


    Section   2.1    TRANSACTIONS  OCCURRING   PRIOR  TO  THE  TRANSFER  CLOSING
DATE. (a) Prior to the Transfer Closing Date the Company caused to be formed Subsidiary Corporation #2 and Subsidiary Corporation #3.



    (b) Prior to the Transfer Closing Date, the Company caused (i) the International Assets to be conveyed, assigned, transferred and delivered to Subsidiary Corporation #2; and (ii) the Quest Assets to be conveyed, assigned, transferred and delivered to Subsidiary Corporation #3. Each such conveyance, assignment, transfer and delivery was effected by such bills of sale, endorsements, assignments or other instruments of transfer and conveyance, as appropriate.



    (c) In full consideration for the conveyances, assignments, transfers and deliveries described in subsection (b) above, each of Subsidiary Corporation #2 and Subsidiary Corporation #3 issued 100 shares of its common stock to Price, which constituted all of the outstanding capital stock of such Subsidiary Corporation.



    Section 2.2 CONVEYANCE OF TRANSFERRED ASSETS. At the Transfer Closing, the Company caused to be conveyed, assigned, transferred and delivered to Newco (or to a subsidiary of Newco, as agreed to by the parties) the Transferred Assets, other than certain Real Properties (together with the transfer to Newco of all

Real Properties not heretofore transferred and the conveyance, assignment, transfer and delivery contemplated by Section 2.6(e), the "Transfer"). With respect to certain Transferred Assets that the Company was unable to convey, assign, transfer or deliver (or cause to occur) as of the Transfer Closing Date, the Company will take all reasonable actions to preserve for, or transfer to, Newco the benefits of such Transferred Asset, pending the conveyance, assignment, transfer or delivery thereof to Newco. In the event that the Company is unable to convey, assign, transfer or deliver (or cause such action to occur) any of the Real Properties to Newco on or prior to February 28, 1995, Newco and the Company shall agree to either (i) an arrangement, if legally permissible, pursuant to which the Company shall lease such Real Property to Newco pursuant to a long-term lease for an annual rent of $1.00 per year or (ii) a conveyance by the Company to Newco of other real property owned by the Company or its subsidiaries satisfactory to Newco in substitution thereof; PROVIDED, that if both of such alternatives shall deprive either party of the benefits of transferring ownership of the property contemplated by this Agreement by February 28, 1995, then the Company shall remit to Newco in cash the value of such property, as listed on Schedule 1.14 hereto under the column entitled "Est. Value @ Sept 1, 1994."



    Section 2.3 CONSIDERATION FOR TRANSFER. In full consideration for the Transfer, on the Transfer Closing Date, Newco (i) issued to Price 27 million shares of Newco Common Stock; (ii) assumed the Assumed Liabilities; and (iii) made all other deliveries required to be made by Newco pursuant to this Agreement.



    Section 2.4 TIME AND PLACE OF THE TRANSFER CLOSING. The closing of the Transfer (the "Transfer Closing") took place at the offices of Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Los Angeles, California and at the offices of the Company, 4649 Morena Boulevard, San Diego, California at 10:00 a.m., local time, on October 28, 1994. The date and time at which the Transfer Closing actually occurred is hereinafter referred to as the "Transfer Closing Date;" PROVIDED, HOWEVER, that in any case, and regardless of the actual date and time at which the Transfer Closing actually occurred, the Transfer Closing Date shall be deemed to have occurred at the close of business on August 28, 1994.


    Section 2.5  DELIVERIES AT THE TRANSFER CLOSING.  At the Transfer Closing:


        (a) Newco delivered to the Company:


           (i) a duly executed counterpart of a bill of sale in substantially the form attached hereto as Exhibit K (the "Bill of Sale");

           (ii) a duly executed counterpart of an instrument of assignment and assumption in substantially the form attached hereto as Exhibit L (the "Instrument of Assignment and Assumption");

          (iii) duly executed counterparts of the Additional Agreements;

           (iv) all other documents, instruments and writings required to be delivered by Newco at or prior to the Transfer Closing Date pursuant to this Agreement.


        (b) The Company delivered or caused to be delivered to Newco:


           (i) the books and records included in the Transferred Assets;

           (ii) deeds in recordable form conveying to Newco all of the Company's right, title and interest in and to the owned real properties included in the Transferred Assets;

          (iii) immediately available funds in an amount equal to the net proceeds from the sale of any Commercial Property occurring prior to the Transfer Closing Date;


           (iv) stock certificates representing the Subsidiary Interests;


           (v) a duly executed counterpart of the Instrument of Assignment and Assumption;

           (vi) duly executed counterparts of the Additional Agreements;


          (vii) such bills of sale, endorsements, assignments and other instruments of transfer and conveyance as were necessary to effect the conveyance, assignment, transfer and delivery of the Transferred Assets (other than the owned real property included in the Transferred Assets);

         (viii) all other documents, instruments and writings required to be delivered by the Company at or prior to the Transfer Closing Date pursuant to this Agreement; and

           (ix) ALTA owner's title insurance policies for all Real Properties transferred and conveyed at the Transfer Closing showing title consistent with this Agreement.


    Section 2.6__CONVEYANCE OF MEXICO ASSETS.__(a) Prior to the date hereof the Company and Newco have caused to be formed Subsidiary Corporation #1.



        (b)_As soon as  practicable following the  execution of this  Agreement,
    (i) the Company shall cause 51 percent of the Mexico Assets to be contributed to Newco, (ii) the Company shall cause the remaining Mexico Assets to be conveyed, assigned, transferred and delivered to Subsidiary Corporation #1 and (iii) Newco shall convey, assign, transfer and deliver to Subsidiary Corporation #1 the portion of the Mexico Assets referred to in clause (i) of this Subsection (b). Such conveyances, assignments, transfers and deliveries shall be effected by such bills of sales, endorsements, assignments or other instruments of transfer and conveyance as appropriate. As a result of such conveyances, assignments, transfers and deliveries, the Company and Newco will own 49% and 51% membership interests, respectively, in Subsidiary Corporation #1 (such 51% interest, the "Mexico Interest").



        (c)_Concurrently with such conveyances, assignments, transfers and deliveries, the Company and Newco shall, and the Company shall cause
    Subsidiary #1 to, execute and deliver the Additional Agreements to which such entities are parties.



                                  ARTICLE III
                      THE EXCHANGE OFFER; THE DISTRIBUTION


    Section 3.1 COMMENCEMENT OF THE EXCHANGE OFFER. As soon as practicable after the date hereof, Newco shall file with, and use its best efforts to cause to be declared effective by, the SEC, a registration statement on Form S-4 (such registration statement, as the same may be amended from time to time, the "Registration Statement") pursuant to which it will register under the Securities Act, 27 million shares of Newco Common Stock to be issued in the Exchange Offer. As soon as practicable after the Registration Statement has been declared effective under the Securities Act, the Company shall file with the SEC an Issuer Tender Offer Statement on Schedule 13E-4 and commence an issuer tender offer (the "Exchange Offer") pursuant to which the Company will offer to exchange, subject to the terms and conditions set forth in this Agreement and in Exhibit M hereto, one share of Newco Common Stock for each share of Company Common Stock up to a maximum of 27 million shares of Newco Common Stock.


    Section 3.2 TERM OF EXCHANGE OFFER. The Exchange Offer shall have a scheduled expiration date 20 business days following the date of commencement. Subject to the terms and conditions of the Exchange Offer, the Company shall accept for payment all shares of Company Common Stock which have been validly tendered and not withdrawn pursuant to the Exchange Offer (up to a maximum of 27 million such shares), and shall pay for each such share by issuing in exchange therefor one share of Newco Common Stock, at the earliest time following expiration of the Exchange Offer that all conditions to the Exchange Offer shall have been satisfied. If more than 27 million shares of Company Common Stock are validly tendered and not withdrawn in the Exchange Offer prior to the expiration thereof, 27 million shares of Company Common Stock so tendered shall be accepted for payment, and shares of Newco Common Stock issued in exchange therefor, on a pro rata basis. The Company shall not extend the term of the Exchange Offer, except that the Company Executive Committee or the Newco Executive Committee may extend the term of the Exchange Offer to comply with applicable law; PROVIDED, HOWEVER, that in no event shall the time of expiration be extended beyond January 31, 1995.


    Section 3.3 THE DISTRIBUTION. (a) If the Exchange Offer is terminated with no shares exchanged or is consummated and the number of shares validly tendered by holders of Company Common Stock, and exchanged by the Company for shares of Newco Common Stock, is less than 21.6 million, the Board of Directors of the Company will declare a distribution on each share of Company Common Stock payable to holders of record of shares of Company Common Stock as of a date no more than 20 business days after the

Closing Date (the "Distribution Record Date"), such distribution to consist of a portion of a share of Newco Common Stock equal to a fraction, the numerator of which is the number of shares of Newco Common Stock owned by the Company following termination or consummation of the Exchange Offer and the denominator of which is the number of shares of Company Common Stock outstanding on the Distribution Record Date (the "Distribution Fraction").

    (b) If the Exchange Offer is consummated and the number of shares validly tendered by holders of Company Common Stock, and exchanged by the Company for shares of Newco Common Stock, is greater than 21.6 million, but less than 27 million, the Company, at its option, shall take one of the following actions:

        (i) the Board of Directors of the Company will cause to occur a distribution on each share of Company Common Stock payable to holders of record of shares of Company Common Stock as of the Distribution Record Date, such dividend to consist of a portion of a share of Newco Common Stock equal to the Distribution Fraction; or

        (ii) on the thirtieth business day following the Closing Date, the Company shall sell to Newco all shares of Newco Common Stock owned by the Company following consummation of the Exchange Offer, including, without limitation, such shares representing aggregated fractional shares which would have been distributed to holders of Company Common Stock but for subsection (c) below (and Newco shall be required to purchase such shares by delivering in exchange therefor its Promissory Note substantially in the form attached hereto as Exhibit N), at a price per share equal to the average of the closing sales price of Newco Common Stock for the 20 trading days commencing on the sixth trading day following the expiration of the Exchange Offer (or if Newco Common Stock does not trade on any such day, the average of the high bid and low asked price per share on such day), which right of the Company to so sell shall be exercised by delivering written notice to Newco within 20 business days after the Closing Date specifying
    (A) the number of shares of Newco Common Stock owned by the Company and (B) that the Company desires to sell such shares to Newco.

    (c) Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Newco Common Stock shall be issued in any distribution of such shares as set forth above, and no dividend or other distribution, stock split or interest with respect to shares of Newco Common Stock shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a stockholder. In lieu of such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Newco Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share equal to such fraction multiplied by the average closing price per share of Newco Common Stock on the National Association of Securities Dealers Inc. Automated Quotation/National Market System (or on such other quotation service or exchange as the Newco Common Stock shall be quoted or listed), during the ten trading days immediately following the date of distribution of shares of Newco Common Stock by the Company. If, following any distribution of shares of Newco Common Stock by the Company, as set forth in this Section 3.3, the Company shall own any shares of Newco Common Stock representing aggregated fractional shares which would have been distributed to holders of Company Common Stock but for this subsection (c), the Company shall sell such shares to Newco, in the manner and valued in accordance with subsection (b)(ii) above.

                                   ARTICLE IV
                                  THE CLOSING


    Section 4.1 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement, other than those actions that are taken and transactions that were consummated pursuant to Article II hereof at the Transfer Closing and that will be consummated pursuant to section 2.6 hereof, shall take place on the date immediately following the expiration of the Exchange Offer, or if such date is not a business day, and the Company so elects, on the next business day thereafter (the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Los Angeles, California at 10:00 a.m., local time, or at such other time and place as the parties may mutually agree.

    Section 4.2   ACTIONS  TO BE  TAKEN  AT THE  CLOSING.   At the  Closing  the
following actions shall be taken (if such actions have not been taken prior to the Closing):

        (a) the Company will deliver to a bank or trust company (designated by the Company to serve as the agent of the Company for exchanging shares of Newco Common Stock for shares of Company Common Stock in the Exchange
    Offer), a number of shares of Newco Common Stock (up to a maximum of 27 million such shares) equal to the number of shares of Company Common Stock validly tendered and not withdrawn in the Exchange Offer and accepted for payment by the Company;

        (b) the amended Certificate of Incorporation of Newco shall be filed with the Secretary of State of the State of Delaware;

        (c) the amendments to the Bylaws of Newco, which shall have been amended in accordance with Section 6.2 hereof, shall become effective;

        (d) the amendment of the Bylaws of the Company to read in their entirety as set forth in Exhibit O hereto shall become effective;

        (e) the Board of Directors of Newco shall be expanded and the newly created directorships shall be filled, as described in Section 6.4 hereof;

        (f) the resignations of certain Price Designees from the Board of Directors of the Company, as described in Section 6.5 hereof, shall become effective; and

        (g) each of the Company and Newco shall deliver or cause to be delivered all other documents, instruments and writings required to be delivered by the Company or Newco, as the case may be, at or prior to the Closing Date pursuant to this Agreement.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Newco as follows:

    Section 5.1 TITLE TO PROPERTY. All of the real and personal property owned by the Company or any of its subsidiaries and included in the Transferred Assets, the Scheduled Mexico Assets, the International Assets or the Quest Assets is owned by the Company or such subsidiary free and clear of any minority interest (in the case of all owned Commercial Properties) and free and clear of all liens except for (i) liens imposed by operation of law for current taxes not yet due and payable in the ordinary course of business, (ii) mechanics', repairmen's, materialmen's and other like liens in respect of liabilities which are not yet due or which are being contested in good faith, (iii) liens arising out of or relating to Environmental Liabilities, (iv) liens which have been previously disclosed by the Company or any of its subsidiaries to Newco or with respect to which Newco has knowledge, and (v) those liens that do not materially and adversely affect the marketability or intended use of such property.

    Section 5.2 BROKERS AND FINDERS. Other than Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers, none of the Company or any of its subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder (including, without limitation, any real estate broker) or incurred any liability for any financial advisory fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

    Section 5.3 NO OTHER REPRESENTATIONS OR WARRANTIES. Except as set forth in Sections 5.1 and 5.2, the Company is not, in this Agreement nor in any other agreement or document contemplated by this Agreement, making any representations or warranties with respect to the Transferred Assets, the Mexico Assets, the International Assets or the Quest Assets.

                                   ARTICLE VI
                       ADDITIONAL MATTERS RELATED TO THE
                        TRANSFER AND THE EXCHANGE OFFER

    Section 6.1 CERTAIN COMMITTEES. (a) The Board of Directors of the Company has heretofore taken all necessary actions so that, at the Transfer Closing Date

        (i) there shall be formed an executive committee of the Board of Directors of Newco (the "Newco Executive Committee"), the charter of which shall read as set forth in Exhibit P hereto, consisting of James D. Sinegal and two persons designated by the Price Designees then serving on the Board of Directors of the Company;

        (ii) the charter of the current Executive Committee of such Board will be amended to read as set forth in Exhibit P hereto and such Executive Committee will be reconstituted, the members thereof to consist of (A) Richard M. Libenson; (B) Duane Nelles; and (C) all of the Costco Designees then serving on the Board of Directors of the Company (such committee, as reconstituted, the "Company Executive Committee");

       (iii) the charter of the current Audit and Compensation Committees of such Board will be amended to read as set forth in Exhibit Q and each such committee will consist of two Costco Designees and two Price Designees; and

        (iv) there shall be formed a real estate committee (the "Real Estate Committee") and a finance committee (the "Finance Committee"), the charters of which shall read as set forth in Exhibit Q, each such committee to consist of two Costco Designees and two Price Designees.

    (b) Each of the Newco Executive Committee, the Company Executive Committee, the Audit Committee, the Compensation Committee, the Real Estate Committee and the Finance Committee shall exist from the time of execution of this Agreement until the earliest to occur of (i) the consummation of the Exchange Offer, (ii) January 31, 1995 or (iii) the date on which Newco Common Stock is first distributed to the stockholders of the Company.

    Section 6.2 CERTIFICATE OF INCORPORATION AND BYLAWS OF NEWCO. At or prior to the Closing Date the Certificate of Incorporation and Bylaws of Newco shall be amended in a manner specified by Newco prior to the Transfer Closing Date.

    Section 6.3 AMENDMENT OF BYLAWS OF THE COMPANY. The Board of Directors of the Company has heretofore taken all necessary actions so that the Bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit O hereto, which amendment shall become effective as of the earlier to occur of (A) the Closing Date or (B) the date that shares of Newco Common Stock are distributed to holders of Company Common Stock.


    Section 6.4 BOARD OF DIRECTORS OF NEWCO. At the Closing Date, the existing Board of Directors of Newco shall cause such Board to be expanded and the Board of Directors of Newco, by a majority vote, shall fill such newly created directorships.


    Section 6.5 BOARD OF DIRECTORS OF THE COMPANY. (a) At the Closing Date, the resignation of each Price Designee other than Richard M. Libenson and Duane Nelles shall become effective. Each such resignation shall be set forth in a letter from each such Price Designee (in the form attached hereto as Exhibit R), which shall be executed concurrently with the execution of this Agreement.

    (b) Unless removed for cause, each of Messrs. Libenson and Nelles shall serve on the Board of Directors of the Company until the earlier of (i) the date two years following the Closing Date and (ii) such time as Sol Price and Robert Price and their affiliates in the aggregate cease to beneficially own at least two million shares of Company Common Stock (including any such shares owned by charitable trusts established by either of them).

    Section 6.6 AGREEMENT NOT TO COMPETE. (a) For a period of five years following the Closing Date, Newco shall not, nor shall it permit or suffer any of its subsidiaries to: (i) directly or indirectly engage in or conduct any Club Business in any geographical area other than the Specified Geographical Areas, own any interest in another company that conducts a Club Business in any area other than the Specified Geographical Areas (PROVIDED that none of Newco, Subsidiary Corporation #2 or any of their subsidiaries shall be prohibited from purchasing and owning securities of any such company as a passive investment so long as such securities in the aggregate represent no more than 10% of the equity securities of such company) or knowingly sell to or provide services to a Club Business in any such area, and in the Specified Geographical Areas shall conduct a Club Business only through the relevant Subsidiary Corporation; (ii) sell, assign, lease, transfer or otherwise convey (A) any Commercial Property, or any portion thereof, to any person for use as a Club Business (other than the Company), if any Club Business operated by the Company as of the date hereof is located on, adjacent to or within the same development as such latter Club Business or (B) any of the Commercial Properties listed on Schedule 6.6 hereto to any person for use as a Club Business so long as the Company or one of its subsidiaries shall operate a Club Business in the same trade area; (iii) conduct a Quest Business from within a location that is owned or operated by any of the Specified Companies or in any Club Business other than a Club Business operated by the Company, Newco, the Subsidiary Corporations or any of the licensees of the Subsidiary Corporations; or (iv) without the prior written consent of the Company (which shall not unreasonably be withheld), engage in any business with any of the Specified Companies, except that Newco and its subsidiaries may (A) except as provided in clause (ii) above, sell, assign, lease, transfer or otherwise convey any real property to, or purchase, lease or otherwise take possession of any real property from, any of the Specified Companies and (B) purchase merchandise from any of the Specified Companies in the ordinary course of business and consistent with the Company's past practice.


    (b) For a period of five years following the Closing Date, the Company shall not, nor shall it permit or suffer any of its subsidiaries to: (i) directly or indirectly conduct a Club Business in any of the Specified Geographical Areas other than through the Subsidiary Corporations, own any interest in another company that conducts a Club Business in any of the Specified Geographical Areas (PROVIDED that neither the Company nor any of its subsidiaries shall be prohibited from purchasing and owning securities of any such company as a passive investment so long as such securities in the aggregate represent no more than 10% of the equity securities of such company) or transfer to any person (other than Newco or the relevant Subsidiary Corporation) the right to conduct a Club Business in any of the Specified Geographical Areas, including, without limitation, any right to use the name "Costco" in such Specified Geographical Areas, PROVIDED, HOWEVER, that, with respect to Mexico, the foregoing restrictions set forth in this clause (i) shall terminate and have no further force or effect upon any sale of all of the shares of capital stock of Primex, or all of the shares of capital stock of Price Club Mexico, owned, directly or indirectly, by Subsidiary Corporation #1 to Comercial Mexicana or any of its affiliates (as such term is defined under Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended); (ii) conduct a Quest Business; PROVIDED, HOWEVER, that nothing herein shall prohibit the Company or its subsidiaries from conducting business (other than any business conducted through the Quest Assets) in the manner heretofore conducted or, with Newco's consent (which shall not be unreasonably withheld), from conducting interactive promotional and advertising activities other than through an electronic interactive shopping format; or (iii) without the prior consent of Newco (which shall not unreasonably be withheld), engage in any business with any of the Specified Companies, except that the Company and its subsidiaries may (A) sell, assign, lease, transfer or otherwise convey any Club Business or any real property to, or purchase, lease or otherwise take possession of any Club Business or any real property from, any of the Specified Companies and (B) purchase merchandise from any of the Specified Companies in the ordinary course of business and consistent with past practice.


    (c) Prior to entering into any agreement or arrangement with any person (other than the Company) to own, operate or develop a Club Business in any Specified Geographical Area, whether pursuant to a joint venture, license, equity investment by such person in Subsidiary Corporation #2 or otherwise, Newco or Subsidiary Corporation #2 shall obtain the agreement of such person that such person will not directly or indirectly use any proprietary information or know-how acquired from Subsidiary Corporation #2 with respect to the ownership and operation of a Club Business in such person's other business activities (other than the Club Business owned, operated or developed with Subsidiary Corporation #2 in the Specified Geographical Area), and such agreement shall expressly state that the Company shall be a third party beneficiary of such agreement. In addition, any such agreement with Coles Myer Ltd shall also provide that Coles Myer Ltd will not enter into a Club Business outside the Specified Geographical Areas.


    Section 6.7 CONTINUANCE OF EXISTING INDEMNIFICATION RIGHTS. (a) From and after the Closing Date, and for a period of six years thereafter, the Company shall continue the indemnification rights of present and former directors and officers of the Company provided for in the Restated Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, with respect to indemnification for acts and omissions occurring prior to the Closing Date, including, without limitation, with respect to the litigation entitled FECHT ET AL. V. THE PRICE COMPANY ET AL, for so long as such matters which have arisen prior to the end of such six-year period remain outstanding.


    (b) For two years after the Closing Date the Company shall cause to be maintained the current policies of the officers' and directors' liability insurance maintained by the Company covering the persons who are presently covered by the Company's officers' and directors' liability insurance policies with respect to actions and omissions occurring prior to the Closing Date to the extent available; PROVIDED, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor; and PROVIDED, FURTHER, that in no event shall the Company, utilizing its best efforts, be required to expend to maintain or procure insurance coverage pursuant to this Section 6.7(a) in any amount per annum in excess of 125% of the current annual premiums for the twelve-month period ended December 31, 1993 (the "Maximum Premium") with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased for the Maximum Premium.


    Section 6.8  [Intentionally omitted]



    Section 6.9  [Intentionally omitted]



    Section 6.10 CERTAIN ADVANCES BY THE COMPANY TO NEWCO. During the period commencing on the Transfer Closing Date and ending six months after the Closing Date, the Company shall advance to Newco funds in accordance with the terms and conditions set forth on Exhibit S hereto to enable Newco to conduct its business and operations during such period, which advances shall be repaid by Newco in accordance with the terms and conditions of such Exhibit. The terms and conditions set forth on such Exhibit are reflected in a definitive loan agreement entered into by the Company and Newco at the Transfer Closing Date (the "Advance Agreement").


    Section 6.11 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby or arising in respect hereof (including any taxes arising from the transfer of the Transferred Assets to Newco) shall be paid by the Company, except that, if the Transaction is consummated, all costs and expenses of Latham & Watkins, counsel to Newco, and Kenneth Leventhal & Company, an advisor to Newco, shall be paid by Newco.

    Section 6.12 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.


    Section 6.13 ACCESS. Upon reasonable notice, the Company shall afford to Newco and its officers, employees, accountants, counsel, advisors and other representatives access during normal business hours to all of the real properties included in the Transferred Assets and all of the Company's contracts, commitments, books and records relating thereto and all of the
Company's contracts, commitments, books and records relating to the International Assets, the Mexico Assets and the Quest Assets. Unless otherwise required by law, Newco will, and will cause each of its officers, employees, accountants, counsel and advisors to, hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Newco or any such person and in the event of termination of this Agreement for any reason, Newco will promptly return, or cause to be returned, all nonpublic documents obtained from the Company.

    Section 6.14 APPORTIONMENT. The Company and Newco shall, as of the Transfer Closing Date, apportion (i) the real property taxes on all real property included in the Transferred Assets and transferred to Newco hereunder and (ii) other similar recurring municipal and state charges and assessments relating to the Transferred Assets. All such prorations shall be allocated so that items relating to time periods ending prior to the Transfer Closing Date shall be allocated to the Company and items relating to time periods beginning on or after the Transfer Closing Date shall be allocated to Newco. The amount of all such prorations shall be settled and paid on the Transfer Closing Date; PROVIDED, HOWEVER, that final payments with respect to prorations that are not able to be calculated as of the Transfer Closing Date will be calculated and paid as soon as practicable thereafter. The parties hereto agree to furnish each other with such documents and other records as shall be reasonably requested to confirm all proration calculations.

    Section 6.15 CONSENTS. Each of the Company and Newco shall use its reasonable efforts to obtain consents of all persons and governmental and regulatory authorities necessary for the consummation of the transactions contemplated by this Agreement.

    Section 6.16 FILINGS. The Company shall make or cause to be made all filings and submissions under laws and regulations applicable to the Company, if any, as may be required by the Company for the consummation of the transactions contemplated by this Agreement. Newco shall make or cause to be made all such other filings and submissions under laws and regulations applicable to Seller for the consummation of transactions contemplated by this Agreement. The Company and Newco shall coordinate and cooperate with one another in exchanging such information and reasonable assistance as may be requested by either of them in connection with this Section 6.16.

    Section 6.17 STANDSTILL AGREEMENTS. (a) The Company agrees and covenants that, until five years after the Closing Date, without Newco's prior written consent, the Company will not and will cause each of its subsidiaries not to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Newco Common Stock or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise), any Newco Common Stock; PROVIDED, HOWEVER, that the foregoing shall not limit any rights of Newco pursuant to the Security and Pledge Agreement which may be entered into by the Company and Newco pursuant to the Note.

    (b) Newco agrees and covenants that, until five years after the Closing Date, without the Company's prior written consent, Newco will not and will cause each of its subsidiaries not to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Company Common Stock, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise), any Company Common Stock.

    Section 6.18 CERTAIN MATTERS WITH RESPECT TO CITY NOTES. If the Company should cease to operate a Club Business at any site with respect to which any governmental agency has executed and delivered one of the City Notes in connection with the development of such site, or the Company should take any other action that would entitle such governmental agency to withhold payment of all or any portion of the unpaid principal of or interest payable on such City Note, Newco shall have the right to sell to the Company such City Note (and the Company shall be required to purchase such City Note from Newco) for an amount of cash equal to 72% of the sum of (a) the outstanding book balance shown on
Schedule 1.8 owed on each such City Note, reduced by any principal repayment since the date of such book balance, plus (b) all accrued and unpaid interest from the date of such book balance. Newco shall be entitled to any principal payments to the Company with respect to the City Notes made between June 5, 1994 and the Transfer Closing Date.

    Section 6.19 CERTAIN INSURANCE PROCEEDS. If, at or after the Transfer Closing Date, the Company receives proceeds pursuant to any insurance policy maintained by the Company or any of its subsidiaries in respect of Liabilities relating to or arising in respect of Materials of Environmental Concern and violations or purported violations of Environmental Laws, which relate to or arise out of any Real Property transferred to Newco hereunder and which arise out of events occurring prior to the Transfer Closing Date, then the Company agrees to remit, or cause to be remitted, such proceeds to Newco. The Company shall cooperate with Newco and shall take all actions to vest in Newco the right to receive any such proceeds.


    Section 6.20 CERTAIN REAL ESTATE MATTERS. (a) To the extent not heretofore undertaken or completed, as soon as practicable after the date hereof, the Company shall (i) engage local counsel, as appropriate, in jurisdictions where the Real Properties are situated, to prepare local addenda to this Agreement to be executed by the Company and Newco where reasonably necessary or appropriate for the transfer of any Real Properties in such jurisdictions; (ii) cause to be commenced and completed the subdivision (in accordance with applicable law) of any of the Real Properties as may be required to effect the transfers of any such Real Property; (iii) cause to be commenced and completed such surveys as may be required to effect the transfer of any Real Property hereunder; and (iv) seek to obtain environmental reports in Real Properties to the extent requested by the Company or Newco.



    (b) At or prior to the transfer to Newco of any of the Real Properties not heretofore transferred, the parties shall enter into appropriate agreements covering access, parking and similar matters with respect to such Real Properties, as appropriate, consistent with the current operation of such Real Properties (the "Reciprocal Easement Agreements").


    (c) The Company shall be entitled to receive all condemnation proceeds payable due to condemnation proceedings occurring prior to the Transfer Closing Date with respect to the Commercial Property located in Santee, California (denoted as item Number 34 on Schedule 1.14 hereto).


    (d) The Company shall satisfy in full all Liabilities pursuant to the Northridge Mortgage at the earliest time that it may do so without incurring any prepayment penalty and, upon such satisfaction, will use all reasonable efforts to secure the release of all liens relating to such mortgage.



    Section 6.21 CERTAIN MATTERS WITH RESPECT TO SUBSIDIARY CORPORATION #1. If a sale by Subsidiary Corporation #1 of all of the shares of capital stock of Primex, or all of the shares of capital stock of Price Club Mexico, owned directly or indirectly by Subsidiary Corporation #1 to Comercial Mexicana shall not have been consummated on or before October 1, 1995, then, at the election of either PriceCostco or Price Enterprises (delivered to the other in writing), PriceCostco and Price Enterprises shall, and shall cause Subsidiary Corporation #1 to, (i) take all necessary actions so that Subsidiary Corporation #1 shall cease to be a limited liability company and shall instead become a corporation organized under the laws of the State of Delaware, the certificate of incorporation and bylaws of which shall be substantially in the forms attached hereto as Exhibits ____ and ____ and (ii) execute and deliver a Stockholders' Agreement substantially in the form attached hereto as Exhibit ____.


                                  ARTICLE VII
                                EMPLOYEE MATTERS


    Section 7.1 EMPLOYEES. As of January 1, 1995, Newco shall offer to employ each employee of the Company who is listed on a Schedule previously delivered to the Company, and who remains an employee of the Company immediately prior to January 1, 1995. Each such employee who accepts such offer of employment shall, as of January 1, 1995, be transferred to the employment, and become an employee, of Newco (each such employee and each person who becomes an employee of Newco during the two-year period following the Closing Date, a "Newco Employee"). During the period beginning on the Transfer Closing Date and ending on December 31, 1994 (the "Transition Period"), the Company shall continue to employ each employee listed on the foregoing Schedule (collectively, and together with any additional persons who become employees of the Company during the Transition Period at the request of Newco, hereinafter referred to in connection with the Transition Period as "Retained Employees") and shall provide employee benefits to the Retained Employees under substantially the same terms and conditions as those under which such employees are employed as of the Transfer Closing Date; PROVIDED, HOWEVER, that the Company shall retain the right, at Newco's request, to terminate a Retained Employee for any reason. During the Transition

Period, Newco shall lease from the Company the services of the Retained Employees and shall be liable, and reimburse the Company, for the cost of such services based on the Company's actual cost in respect thereof, including without limitation salary, wages, vacation accrual, fringe benefits and employee benefit costs and related expenses payable to or on behalf of the Retained Employees in accordance with the terms of this Article VII; PROVIDED, HOWEVER, that the Company shall be solely liable and retain sole responsibility for the payment of bonuses to the Retained Employees in respect of the 1994 fiscal year.

    Section 7.2  COMPANY PLANS.

    (a) With respect to the Company Plans, including, but not limited to, the plans listed on Schedule 7.2(a), Newco shall, effective as of January 1, 1995, take, or cause to be taken, all action necessary and appropriate to establish and maintain substantially equivalent employee benefit plans (the "Newco Plans") for the benefit of Newco Employees who participated in the respective, comparable Company Plan. Newco agrees that each Newco Employee eligible to participate in a Company Plan shall immediately become eligible to participate in the comparable Newco Plan, and, for all purposes under such Newco Plan, each Newco Employee shall be entitled to service and any accrued benefit or account balance, as the case may be, credited to such Newco Employee as of January 1, 1995 under the terms of the comparable Company Plan as if such service had been rendered to Newco and as if such accrued benefit or account balance had originally been credited to such Newco Employee under such Newco Plan. The Company agrees to provide Newco, as soon as practicable after the Transfer Closing Date (with the cooperation of Newco to the extent that relevant information is in the possession of Newco or its subsidiaries), with a list of the Retained Employees who were, to the best knowledge of the Company, participants in the Company Plans immediately prior to the Transfer Closing Date, together with a listing of each such employee's service for eligibility, vesting and benefit accrual purposes under such plan and a list of each such Retained Employee's accrued benefit or account balance thereunder. The Company shall, as soon as practicable after the Transfer Closing Date, provide Newco with such additional information (not already in the possession of Newco or its subsidiaries) as may be reasonably requested by Newco and necessary in order for Newco and its subsidiaries to effectively maintain and administer the Newco Plans.

    (b) In the case of each Company Plan that is a defined contribution plan, the Company agrees to direct the trustee of each such plan to transfer, on, or as soon as is practicable after, January 1, 1995, to the trustee or other funding agent of the applicable Newco Plan, in cash, securities, other property or a combination thereof, as determined by the Company, subject to approval by Newco (which approval shall not be unreasonably withheld), the respective account balances of the Newco Employees as of the date of transfer, plus that portion of any unallocated contributions that is attributable to the Newco Employees.

    (c) The Company and Newco shall, in connection with the transfers described in Section 7.2(b), cooperate in making any filings required under the Code or ERISA, and the regulations thereunder and any applicable securities laws, and take all such action as may be necessary and appropriate to cause such transfers to take place as soon as practicable after the Transfer Closing Date.

    (d) Except as specifically set forth in this Section 7.2 and in Section 7.7, from and after January 1, 1995, the Company and its subsidiaries shall cease to have any liability or obligation whatsoever with respect to Newco Employees under the Company Plans, and Newco and its subsidiaries shall assume and be solely responsible for all liabilities and obligations whatsoever of the Company and its subsidiaries with respect to Newco Employees under the Company Plans and shall be solely responsible for all liabilities and obligations whatsoever under the Newco Plans. Without limiting the generality of the foregoing, the Company and its subsidiaries shall contribute or cause to be contributed to each Company Plan not later than such time as may be required by law or such earlier time as may be required under the applicable plan, the contribution with respect to the 1994 plan year required to be made under the terms of such plan and applicable law, and Newco shall reimburse the Company for that portion of such contribution attributable to the Retained Employees during the Transition Period.

    Section 7.3  WELFARE PLANS; CERTAIN OTHER PLANS.

    (a) The Company and its subsidiaries shall be solely responsible for, or cause their insurance carriers to be responsible for, the satisfaction of all claims for medical, life insurance, health, accident, workers' compensation or disability benefits brought by or in respect to any of the Newco Employees under each "employee welfare benefit plan," as such term is defined in
Section 3(1) of ERISA, including, but not limited to, the plans, programs, and arrangements listed in Schedule 7.3(a) (the "Company Welfare Plans"), which claims relate to events occurring prior to the Transfer Closing Date, regardless of when notices of such claims are properly filed, without interruption as a result of the employment by Newco or any of its subsidiaries of any such employees.

    (b) During the Transition Period, and thereafter until the second anniversary of the Closing Date, the Company shall continue to provide coverage under the Company Welfare Plans to Retained Employees, directors of Newco and Newco Employees, respectively, on the same terms and conditions as were in effect prior to the Transfer Closing Date except for changes in such terms and conditions that apply to similarly situated employees of the Company or provide such coverage under an alternative arrangement. The Company shall take all action necessary and appropriate to amend the Company Welfare Plans or provide for such an alternative arrangement to provide for such continued coverage. Newco shall be liable, and reimburse the Company, for the provision of such coverage based on the Company's actual cost, on an average per capita basis (not including any incremental costs attributable to the use of an alternative arrangement), with respect to claims relating to events occurring on or after the Transfer Closing Date.

    (c) Newco and its subsidiaries shall be liable, and reimburse the Company and its subsidiaries, for or indemnify the Company and its subsidiaries against any and all liabilities and obligations whatsoever in connection with claims for medical, life insurance, health, accident or disability benefits brought by or in respect of Newco Employees under the Company Welfare Plans or otherwise, which claims relate to events occurring on or after the second anniversary of the Closing Date.

    (d) Newco shall assume all obligations and liabilities with respect to any other employment-related right, claim, cause of action, expense, obligation, liability or cost ("Costs") with respect to a Retained Employee or Newco
Employee (including but not limited to such Costs arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the WARN Act and other federal, state or local laws respecting the terms and conditions of employment not otherwise provided for in this Article VII), which Costs are attributable to events occurring on or after the Transfer Closing Date; and the Company shall retain all obligations and liabilities with respect to such Costs that are attributable to events occurring prior to the Transfer Closing Date.

    (e) On, or as soon as practicable after, January 1, 1995, the Company shall transfer to Newco an amount in cash equal to the dollar value of any accrued but unused vacation days attributable to Newco Employees as determined as of the Transfer Closing Date.


    Section 7.4 EMPLOYEE STOCK OPTIONS. Each outstanding option ("Company Option") for the purchase of shares of Common Stock granted under the Company's stock option plans (the "Company Option Plans"), which Company Option is held, as of January 1, 1995, by a Newco Employee and is then exercisable or would have been exercisable using the formula set forth in any of the Company Option Plans had the employment of the Newco Employee been terminated on such date, shall continue to be exercisable on the same terms and conditions set forth in the agreement evidencing the grant of the Company Option; PROVIDED, HOWEVER, that the term of the Company Option shall expire no later than the date that is 30 days following the date on which the holder ceases to be a Newco Employee; and PROVIDED FURTHER, HOWEVER, that, to the extent a Company Option is not exercisable as set forth above, it shall expire as of such date, it being understood that the Exchange Offer shall not constitute an event causing the acceleration of the exercisability of any such Company Option. The Company shall take all action necessary and appropriate to amend the Company Option Plan to provide for the continued exercise of Company Options as described in this
Section 7.4; PROVIDED, HOWEVER, that to the extent that such amendment would adversely affect the status of any Company Option Plan under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, alternate adjustments shall be made (which may include the grant of a substituted option to purchase Company Common Stock outside the Company Option Plans).

    Section 7.5  SEVERANCE PAY.

    (a) The Company and Newco agree that the employment of Newco Employees by Newco or any of its subsidiaries on or after January 1, 1995, shall not be deemed a severance of employment from the Company and its subsidiaries for purposes of the payment of severance, salary continuation or similar benefits pursuant to any policy, plan, program or agreement of the Company or its subsidiaries to the extent that any such policy, plan, program or agreement now exists.

    (b) Newco and its subsidiaries shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of the Retained Employees and the Newco Employees in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination of any such person's employment on or after the Transfer Closing Date, and the Company shall remain responsible for such liabilities and obligations in connection with Company employees who do not become Retained Employees.

    Section 7.6 SENIORITY. If the Company rehires any Newco Employee at any time during the one-year period following the Transfer Closing Date, such person shall be reinstated without any loss of seniority; PROVIDED, HOWEVER, that this
Section 7.6 shall not be construed to obligate the Company to offer to rehire any Newco Employee.

    Section 7.7 ADMINISTRATIVE SERVICES. Newco shall pay the Company the sum of $500,000 in two equal installments of $250,000 each (which shall be due on June 30, 1995 and June 30, 1996) for making available to Newco administrative services in connection with the Newco Plans and the Company Welfare Plans whether or not any such services are used by Newco. At the request of Newco, the Company shall provide to Newco such administrative services in connection with the Newco Plans as Newco and the Company shall mutually agree upon, during the two-year period following the Closing Date. During such period, if the Company shall incur any incremental, third-party out-of-pocket expenses in connection with procuring or providing employee benefits to any employee of Newco, Newco shall reimburse the Company for any such expenses.

    Section 7.8 MEMBERSHIP PRIVILEGES. Newco Employees shall be entitled to free PriceCostco warehouse club memberships so long as they remain in the employ of Newco or one of its subsidiaries.


                                  ARTICLE VIII
                            [Intentionally omitted]


                                   ARTICLE IX
                                INDEMNIFICATION

    Section 9.1  INDEMNIFICATION.

    (a) The Company shall indemnify Newco against and hold Newco harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by Newco arising from, relating to or otherwise in respect of (i) any material breach of, or inaccuracy in, any representation or warranty of the Company contained in this Agreement; (ii) any material breach of any covenant of the Company contained in this Agreement;
(iii) one-half of all Liabilities relating to Materials of Environmental Concern and violations or purported violations of Environmental Laws arising out of or relating to the Commercial Property located in Phoenix, Arizona and known as the Phoenix Fry's property (denoted as item number 4 on Schedule 1.14 hereto); (iv) the Retained Liabilities; (v) the Northridge Mortgage; and (vi) all Liabilities to which Newco may become subject under the Securities Act or any other statute or common law (including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of the Company) insofar as any such Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Tender Offer Statement on Schedule 13E-4, or the omission or alleged omission to state therein a material fact required to be stated herein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the indemnification agreement contained in this clause shall not apply to any losses, liabilities, claims, damages, or expenses arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, which was made in reliance upon and in conformity with information furnished to the Company by Newco for use in connection with the Registration Statement or the Tender Offer Statement on Schedule 13E-4.

    (b) The Company shall indemnify Newco and Subsidiary Corporation #1 against and hold Newco and Subsidiary Corporation #1 harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by Subsidiary Corporation #1 arising from, relating to or otherwise in respect of any Retained Liabilities relating to or arising out of the Mexico Assets.

    (c) The Company shall indemnify Newco and Subsidiary Corporation #2 against and hold Newco and Subsidiary Corporation #2 harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by Subsidiary Corporation #2 arising from, relating to or otherwise in respect of any Retained Liabilities relating to or arising out of the International Assets.

    (d) The Company shall indemnify Newco and Subsidiary Corporation #3 against and hold Newco and Subsidiary Corporation #3 harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by Subsidiary Corporation #3 arising from, relating to or otherwise in respect of any Retained Liabilities relating to or arising out of the Quest Assets.

    (e) Newco shall indemnify the Company against and hold the Company harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by the Company arising from, relating to or otherwise in respect of (i) any material breach of any covenant of Newco contained in this Agreement; (ii) the Assumed Liabilities; and (iii) all Liabilities to which the Company may become subject under the Securities Act or any other statute or common law (including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of Newco) insofar as any such Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Tender Offer Statement on
Schedule 13E-4, or the omission or alleged omission to state therein a material fact required to be stated herein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the indemnification agreement contained in this clause shall not apply to any losses, liabilities, claims, damages, or expenses arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, which was made in reliance upon and in conformity with information furnished to Newco by the Company for use in connection with the Registration Statement or the Tender Offer Statement on Schedule 13E-4.

    (f) Newco shall cause Subsidiary Corporation #1 to indemnify the Company against and hold the Company harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by the Company arising from, relating to or otherwise in respect of the Mexico Assets which arise out of events occurring at or after the Transfer Closing Date.

    (g) Newco shall cause Subsidiary Corporation #2 to indemnify the Company against and hold the Company harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by the Company arising from, relating to or otherwise in respect of the International Assets which arise out of events occurring at or after the Transfer Closing Date.


    (h) Newco shall cause Subsidiary Corporation #3 to indemnify the Company against and hold the Company harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by the Company arising from, relating to or otherwise in respect of the Quest Assets which arise out of events occurring at or after the Transfer Closing Date.


    (i) Newco guarantees to the Company the full and prompt performance by each Subsidiary Corporation of each and every obligation required of each of them pursuant to this Section 9.1. Newco hereby waives presentment demand and similar defenses to the enforcement of this guarantee.

    Section 9.2  PROCEDURES RELATING TO INDEMNIFICATION.

    (a) Each person to be indemnified pursuant to Section 9.1 (an "indemnified party") shall give prompt notice to the indemnifying party of the assertion of any claim, or the commencement of any suit, action or proceeding, brought against or sought to be collected from such indemnified party (each a "Third Party Claim"), in respect of which indemnity may be sought by such indemnified party under Section 9.1; PROVIDED that the omission so to promptly notify the indemnifying party with respect to a Third Party Claim brought against or sought to be collected from such indemnified party will not relieve the indemnifying party from any liability which it may have to such indemnified party under
Section 9.1 except to the extent that such indemnifying party demonstrates that such failure has materially prejudiced such indemnifying party with respect to the defense of such Third Party Claim. If any indemnified party shall seek indemnity under Section 9.1 with respect to a Third Party Claim brought against or sought to be collected from such indemnified party, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, to assume and direct the defense and settlement thereof with counsel satisfactory to such indemnified party; PROVIDED that if such indemnifying party shall so assume the defense and settlement of any Third Party Claim brought against or sought to be collected from such indemnified party, such Third Party Claim shall be conclusively deemed a matter in respect of which such indemnified party is entitled to be indemnified by such indemnifying party under Section 9.1; and PROVIDED FURTHER that if any Third Party Claim brought against or sought to be collected from any indemnified party includes a request for injunctive or other equitable relief that, if granted, is reasonably likely to have a material adverse effect on the business, assets, financial or other condition, results of operations or prospects on such indemnified party, such indemnified party shall be entitled to control and direct the defense and settlement thereof and in such event the legal and other expenses subsequently incurred by such indemnified party in connection with the defense thereof shall be paid by the indemnifying party. After notice from the indemnifying party to an indemnified party of its election to assume and direct the defense and settlement of a Third Party Claim brought against or sought to be collected from such indemnified party which such indemnifying party is entitled to assume and direct under the terms hereof, the indemnifying party shall not be liable to such indemnified party under Section
9.1 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; PROVIDED that such indemnified party shall have the right to employ counsel to represent such party if such party is advised by counsel that a conflict exists between the interests of such party and the indemnifying party such that, as a result, such party should be represented by separate counsel, and in such event the fees and expenses of such separate counsel shall be paid by the indemnifying party. Notwithstanding the foregoing provisions of this
Section 9.2(a), the indemnifying party shall not (A) without the prior written consent of an indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is, or with reasonable foreseeability, could have been a party and indemnity could have been sought hereunder by such indemnified party for a Third Party Claim brought against or sought to be collected from such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding (PROVIDED that, whether or not such a release is required to be obtained, the indemnifying party shall remain liable to such indemnified party in accordance with Section 9.1 in the event that a Third Party Claim is subsequently brought against or sought to be collected from such indemnified party) or (B) be liable for any settlement of any Third Party Claim brought against or sought to be collected from an indemnified party effected without such indemnifying party's written consent (which shall not be unreasonably withheld), but if settled with such indemnifying party's written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such indemnifying party agrees (to the extent stated above) to indemnify the indemnified party from and against any loss, liability, claim, damage or expense by reason of such settlement or judgment. The indemnification required by Section 9.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

    (b) In the event any indemnified party should have a claim against any indemnifying party under Section 9.1 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.1 except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 15 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9.1, such claim specified by the indemnified party in such notice will be conclusively deemed a liability of the indemnifying party under Section
9.1 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party agree to proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved by arbitration in accordance herewith.

                                   ARTICLE X
                                 MISCELLANEOUS

    Section 10.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the Company and Newco.

    Section 10.2 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    Section 10.3  ARBITRATION.


    (a) In the event that, from time of time, any controversy or claim shall arise out of or relate to this Agreement, any of the Additional Agreements, the transactions contemplated hereby or thereby or any documents or agreements contemplated by or delivered hereunder or thereunder, or any substantive issue or dispute shall be raised by either the Company or Newco with the amount in controversy believed in good faith by both parties to be $15 million or less, such controversy, claim, substantive issue or dispute shall be settled by arbitration in San Francisco, California in accordance herewith and with the then prevailing Commercial Arbitration Rules of the American Arbitration Association, Expedited Procedures. Each of the Company and Newco shall use reasonable efforts, acting in good faith, to mutually select one person prior to the Transfer Closing Date who shall serve as the arbitrator with respect to any such arbitration proceeding.



    (b) In the event that, from time to time, any controversy or claim shall arise out of or relate to this Agreement, any of the Additional Agreements, the transactions contemplated hereby or thereby or any documents or agreements contemplated by or delivered hereunder or thereunder, or any substantive issue or dispute shall be raised by either the Company or Newco, with the amount in controversy believed in good faith by either party to be in excess of $15 million, such controversy, claim, substantive issue or dispute shall be settled by arbitration in San Francisco, California in accordance herewith and with the then prevailing Commercial Arbitration Rules of the American Arbitration Association. The parties will have 14 days from service of the arbitration demand to mutually agree on and select an arbitrator. If no such agreement and selection occurs, the arbitrator shall be a member of the AAA's Large Complex Case Panel, and shall be selected under the AAA Commercial Arbitration Rule. All documents and information relevant to the claim or dispute in the possession of any party shall be made available to the other party not later than sixty (60) days after the demand for arbitration is served, and the arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing. The hearing may not exceed two days. The award shall be rendered within 120 days of the demand and may not include punitive damages. The decision of the arbitrator or arbitrators shall be in writing and, where appropriate, shall be presented in separate findings of fact and conclusions of law.

    (c) The decision of the arbitrator or arbitrators hereunder shall be final and binding on the parties from which no appeal may be taken. The prevailing party in any arbitration hereunder (or if there is no prevailing party, the party, if any, designated by the arbitrator) shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief that may be awarded.

    Section 10.4 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the Company or Newco shall specify by like notice):

    If to the Company, to:

       Price/Costco, Inc.
       10809 120th Avenue NE
       Kirkland, Washington 98033

       Attention: Donald E. Burdick, Esq.

    Copy to:

       Skadden, Arps, Slate, Meagher & Flom
       300 South Grand Avenue
       Suite 3400
       Los Angeles, California 90071

       Attention: Joseph J. Giunta, Esq.

    and

       Gibson, Dunn & Crutcher
       333 South Grand Avenue
       Los Angeles, California 90071

       Attention: Jonathan K. Layne, Esq.

    If to Newco, to:

       Price Enterprises, Inc.
       4649 Morena Boulevard
       San Diego, California 92117

       Attention: Robert E. Price

    Copy to:

       Latham & Watkins
       701 "B" Street
       Suite 2100
       San Diego, California 92101

       Attention: Scott N. Wolfe, Esq.

    Section 10.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Company and Newco and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either the Company or Newco without the prior written consent of the other party, except as otherwise provided in the Operating Agreements.

    Section 10.6 INTERPRETATION. The descriptive headings contained in this Agreement are solely for convenience of reference, and do not constitute a part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

    Section 10.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

    Section 10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.


    Section 10.9 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, each of the Subsidiary Corporations is intended to be, and hereby expressly is constituted, a third party beneficiary of the agreements of the Company contained in Article IX hereof that relate to such Subsidiary Corporation.


    Section 10.10 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement of the Company and Newco with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

    Section 10.11 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                          PRICE/COSTCO, INC.


                                          By:       /s/ RICHARD A. GALANTI

                                             -----------------------------------

                                              Name: Richard A. Galanti
                                             Title:  Executive Vice President,
                                                   Chief Financial Officer


                                          PRICE ENTERPRISES, INC.


                                          By:         /s/ ROBERT E. PRICE

                                             -----------------------------------
                                              Name: Robert E. Price

                                              Title:  President